Exhibit 10.3

DEFERRED STOCK AWARD AGREEMENT
UNDER THE OPTIUM CORPORATION
2006 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:  Mark Colyar
No. of Restricted Stock Units Granted:  7,324
Grant Date:  11-Mar-2008

Pursuant to the Optium Corporation 2006 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Optium Corporation (the “Company”) hereby grants a Deferred Stock Award (an “Award”) consisting of the number of phantom stock units listed as “Restricted Stock Units” above (the “Restricted Stock Units”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock, par value $.01 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1.             Restrictions on Transfer of Award.  The Award shall not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee, until (i) the Restricted Stock Units have vested as provided in Section 2 of this Award Agreement, and (ii) shares have been issued pursuant to Section 4 of this Award Agreement.

2.             Vesting of Restricted Stock Units.  The Restricted Stock Units shall vest in accordance with the schedule set forth below, provided in each case that the Grantee is then, and since the Grant Date has continuously remained, in a service relationship (in the capacity of an employee, officer, director or consultant) with the Company or its Subsidiaries.

Incremental (Aggregate) Number of Restricted Stock Units Vested	Vesting Date
25%	May 1, 2008
25%	August 1, 2008
25%	November 1, 2008
25%	February 1, 2009

In the event of an Acquisition (as defined in the Plan) or upon any involuntary termination of employment of the Grantee (other than an involuntary termination for “cause” (as determined by the Company in its absolute discretion)), any Restricted Stock Units that remain unvested at the time of such Acquisition shall become fully vested at such time.  The Committee may at any time accelerate the vesting schedule specified in this Section 2.

3.             Forfeiture.  If the Grantee’s employment with the Company and its Subsidiaries is voluntarily terminated by the Grantee or involuntarily terminated for “cause” (as determined by the Company in its absolute discretion) prior to vesting of Restricted Stock Units granted herein, all Restricted Stock Units shall immediately and automatically be forfeited and returned to the Company.

4.                                       Issuance of Shares of Stock; Rights as Stockholder.

(a)                              As soon as practicable following each vesting date, but in no event later than 30 days after each such vesting date, the Company shall direct its transfer agent to issue to the Grantee in book entry form the number of shares of Stock equal to the number of Restricted Stock Units credited to the Grantee that have vested pursuant to Section 2 of this Award Agreement on such date in satisfaction of such Restricted Stock Units.  Such issuance may be effected by the Company directing its transfer agent to deposit such shares of Stock into the Grantee’s brokerage account.  The Grantee’s cost basis in any shares of Stock issued hereunder shall be $0.00.

(b)                             In each instance above, the issuance of shares of Stock shall be subject to the payment by the Grantee by cash or other means acceptable to the Company of any federal, state, local and other applicable taxes required to be withheld in connection with such issuance in accordance with Section 7 of this Award Agreement.

(c)                              The Grantee understands that (i) the Grantee shall have no rights with respect to the shares of Stock underlying the Restricted Stock Units, such as voting rights, dividend rights and dividend equivalent rights, unless and until such shares of Stock have been issued to the Grantee as specified in Section 4(a) hereof and (ii) once shares have been delivered by book entry to the Grantee in respect of the Restricted Stock Units, the Grantee will be free to sell such shares of Stock, subject to applicable requirements of federal and state securities laws and Company policy.

5.                                       Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Award Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan.  Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.                                       Transferability of this Award Agreement.  This Award Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7.                                       Tax Withholding.  This Section 7 applies only to Grantees who are subject to U.S. Federal tax withholding.  The Grantee shall, not later than the date (the “Taxation Date”) as of which the receipt of this Award becomes a taxable event for U.S. Federal income tax purposes (if applicable to Grantee), pay to the Company or make arrangements satisfactory to the Committee for payment of any U.S. Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.   Unless the Grantee shall have otherwise notified the Company in writing to it Chief Financial Officer at least 30 days prior to a Taxation Date, the Grantee shall be deemed to have elected to satisfy such obligation in the manner set forth in clause (i) of the prior sentence.  Notwithstanding the foregoing, the Company may require that such obligation be satisfied in cash by the Grantee upon notice to Grantee at least 30 days prior to the Taxation Date.

8.                                       No Obligation to Continue Service Relationship.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Award Agreement to continue the Grantee in employment or other service relationship and neither the Plan nor this Award Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment or other service relationship of the Grantee at any time.

9.                                       Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

OPTIUM CORPORATION

By

/s/ Eitan Gertel

Name: Eitan Gertel
Title: CEO, President & Chairman
Address: 200 Precision Road, Horsham, PA 19044

The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:	/s/ Mark Colyar

Mark Colyar

Grantee’s name and address:

Mark Colyar
203 Wecks Pond Rd.
New Hope, PA 18938